EXHIBIT 99

                              OLD STONE CORPORATION
                        CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                              OLD STONE CORPORATION
                        CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                                    CONTENTS


Independent Auditors' Report...................................................1


Consolidated Balance Sheets....................................................2


Consolidated Statements of Operations..........................................3


Consolidated Statements of Changes in Stockholders' Equity (Deficit)...........4


Consolidated Statements of Cash Flows..........................................5


Notes to Consolidated Financial Statements..................................6-16
provided by (used in) operating activities:

Independent Auditors' Report
----------------------------


Board of Directors
Old Stone Corporation
East Providence, Rhode Island


We have audited the consolidated balance sheets of Old Stone Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to report on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our report.

As discussed in Note 1, substantially all of the operations of the Corporation have been discontinued and the Corporation is subject to a number of commitments and contingencies, all of which raise substantial doubt about its ability to continue as a going concern. The accompanying 1999, 1998 and 1997 consolidated financial statements have been prepared by the Corporation assuming that the Corporation will continue as a going concern and, accordingly, include no adjustments for the outcome of these uncertainties.

Because of the possible material effects of the uncertainties referred to in the preceding paragraph, we are unable to express, and we do not express, an opinion on the 1999, 1998 and 1997 consolidated financial statements.



/s/ Lefkowitz, Garfinkel, Champi & DeRienzo

Providence, Rhode Island
January 17, 2000

                                   OLD STONE CORPORATION

                    CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 1999 AND 1998
                                      ($ in thousands)


                                          ASSETS

                                                            1999                  1998
                                                     -------------------   -------------------

Cash                                                   $      7             $        4
Short-term investments                                      156                    105
Loans receivable (net of reserve for loan losses
   of $29 for 1999 and 1998)                                 28                     30
Other assets                                                292                    276
                                                     -------------------   -------------------

                                                      $     483             $      415
                                                     ===================   ===================


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


Other liabilities                                     $   1,442             $    1,344
                                                     -------------------   -------------------

Commitments and contingencies (Notes 1, 5, 6 and 7)

Redeemable preferred stock:
    Preferred stock, series B, $1 par value;
      1,046,914 shares authorized, issued and
      outstanding (Liquidation value $20,938)            20,692                 20,496
                                                     -------------------   -------------------

Stockholders' equity (deficit):
    Common stock, $1 par value; 25,000,000 shares
      authorized; 8,351,046 shares issued                 8,300                  8,300
    Additional paid-in capital                           91,293                 91,489
    Accumulated deficit                                (120,101)              (120,071)
    Treasury stock, at cost, 54,000 shares               (1,143)                (1,143)
                                                     -------------------   -------------------

                                                        (21,651)               (21,425)
                                                     -------------------   -------------------

                                                      $     483             $      415
                                                     ===================   ===================



                 See notes to consolidated financial statements.

                              OLD STONE CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                   ($ in thousands except for per share data)



                                                       1999                 1998                1997
                                                  ----------------    -----------------    ----------------

Income:
    Interest income                               $            14     $            19      $            18
    Commission income                                         436                 218                  164
    Other income                                               37                  20                   15
                                                  ----------------    -----------------    ----------------

                                                              487                 257                  197
                                                  ----------------    -----------------    ----------------

Expenses:
    Salaries and employee benefits                            167                 157                  155
    Clearance fees and bank charges                           148                  80                   65
    Professional fees                                          91                  68                   91
    Insurance                                                  18                  19                   20
    Net occupancy expense                                      10                  12                   18
    Equipment expense, including depreciation                  10                   9                    3
    Other expenses                                             73                  25                   58
                                                  ----------------    -----------------    ----------------

                                                              517                 370                  410
                                                  ----------------    -----------------    ----------------

Net loss                                          $           (30)    $          (113)     $          (213)
                                                  ================    =================    ================

Net loss available for common stockholders                            $        (2,738)    $        (2,821)     $        (2,921)
                                                                      ================    =================    ================

Loss per share                                                        $         (.33)     $         (.34)      $         (.35)
                                                                      ================    =================    ================

Average common shares outstanding                                           8,297,046           8,297,046            8,297,046
                                                                      ================    =================    ================









                 See notes to consolidated financial statements.

                              OLD STONE CORPORATION

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                ($ in thousands)


                                                  Additional
                                   Common          paid-in       Accumulated         Treasury
                                    stock          capital         Deficit             stock            Total
                                 ------------    ------------- -----------------    ------------     -------------

Balance, January 1, 1997         $     8,300     $   91,881    $    (119,745)       $    (1,143)     $  (20,707)

Net loss                                                                                                   (213)

Accretion of discount on
preferred stock, Series B

                                                       (196)            (213)                              (196)
                                 ------------    ------------- -----------------    ------------     -------------

Balance, December 31, 1997             8,300         91,685         (119,958)            (1,143)        (21,116)

Net loss                                                                (113)                              (113)

Accretion of discount on
preferred stock, Series B

                                                       (196)                                               (196)
                                 ------------    ------------- -----------------    ------------     -------------

Balance, December 31, 1998             8,300         91,489         (120,071)            (1,143)        (21,425)

Net loss                                                                 (30)                               (30)

Accretion of discount on
preferred stock, Series B

                                                       (196)                                               (196)
                                 ------------    ------------- -----------------    ------------     -------------

Balance, December 31, 1999       $     8,300     $   91,293    $    (120,101)       $    (1,143)     $  (21,651)
                                 ============    ============= =================    ============     =============


                 See notes to consolidated financial statements.

                              OLD STONE CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                ($ in thousands)


                                                                              1999                  1998                 1997
                                                                          --------------       ---------------      ---------------

Cash flows from operating activities:
    Net loss                                                              $      (30)           $    (113)           $       (213)
    Adjustments to reconcile net loss to net cash provided by (used
         Provision for:
           Loan losses                                                                                (14)                     20
           Bad debts                                                               8
         Depreciation                                                              2                    2                       3
         Increase in:
           Other assets                                                          (26)                (222)
           Other liabilities                                                      98                  160                      11
         Decrease in:
           Accrued interest receivable                                                                                          1
           Other assets                                                                                                        20
                                                                          ---------------      ---------------       --------------

    Net cash provided by (used in) operating activities                           52                 (187)                   (158)
                                                                          ---------------      ---------------       --------------

Cash flows from investing activities:
    Net decrease (increase) in investments                                       (51)                 146                     150
    Net decrease in loans                                                          2                   18                       2
                                                                          ---------------      ---------------       --------------

    Net cash provided by (used in) investing activities                          (49)                 164                     152
                                                                          ---------------      ---------------       --------------

Increase (decrease) in cash                                                        3                  (23)                     (6)

Cash, beginning of year                                                            4                   27                      33
                                                                          ---------------      ---------------       --------------

Cash, end of year                                                         $        7           $        4            $        27
                                                                          ===============      ===============       ==============





                 See notes to consolidated financial statements.

                              OLD STONE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



1. Description of business, basis of presentation and summary of significant accounting policies:

     Description of business and basis of presentation:

     Old Stone Corporation (the "Company") was originally formed as a unitary savings and loan holding company which conducted substantially all of its business through its ownership of Old Stone Bank (a federal savings bank) and subsidiaries (together, the "Bank"). On January 29, 1993, the Office of Thrift Supervision of the United States Department of the Treasury ("OTS") placed the Bank into receivership due to the Bank's under capitalization. The OTS created a new institution, Old
          Stone Federal Savings Bank ("Old Stone Federal") to assume all deposits and certain other liabilities and assets of the Bank. The Resolution Trust Corporation ("RTC") was appointed receiver to handle all matters related to the Bank and as conservator of Old Stone Federal. A substantial portion of the assets and liabilities of Old Stone Federal was sold by the RTC to another Rhode Island financial institution in 1994. The Federal Deposit Insurance Corporation ("FDIC"), as successor-in-interest to the RTC, continues to act as conservator of the remaining assets and liabilities of Old Stone Federal.

       As a result of the receivership of the Bank, the Company has undergone material changes in the nature of its business and is no longer operating as a savings and loan holding company. Accordingly, the operations of the Bank subsequent to receivership have not been included in the accompanying consolidated financial statements.

      The Company's  continuing  business  activities  include  its sole  active surviving subsidiary, Old Stone Securities Company (Old Stone), a registered securities broker/dealer which provides brokerage services to retail and institutional clients. All material intercompany transactions and balances have been eliminated.

      The accompanying 1999, 1998 and 1997 consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed previously, substantially all of the operations of the Company have been discontinued. The Company has a net equity deficiency of approximately $21,651,000 at December 31, 1999 and is subject to a number of commitments and contingencies, as follows:

          o The Company's sole remaining active subsidiary had income of approximately $94,000 in 1999, and losses in the previous few years. Management does not expect these operating results to improve in the near future to a level which would provide significant capital or cash flow to the Company from this subsidiary.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



1. Description of business, basis of presentation and summary of significant accounting policies (continued):

      Description of business and basis of presentation (continued):

     o The Company may be subject to legal proceedings related to its management of the Bank prior to receivership.

     o The Company has been unable to pay cumulative dividends on the Series B preferred stock outstanding. Also, management does not expect the Company to be able to meet its redemption obligations, unless the Company is successful in its litigation against the United States Government (see also Note 7).

     All of the above raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

      Until  the  outstanding   uncertainties   discussed  above  are  resolved,
        management has invested, and intends to continue to invest, the Company's assets on a short-term basis. The Company's Board of Directors has made no decision at the present time as to whether or not it would be appropriate for the Company to liquidate its assets.

      Use of estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      Cash and cash equivalents:

      The Company considers all highly liquid investments with a maturity of three months or less when purchased, excluding money market funds, to be cash equivalents. There were no cash equivalents at December 31, 1999 or 1998.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



1. Description of business, basis of presentation and summary of significant accounting policies (continued):

      Short-term investments:

      The Company's short-term investment securities consist principally of investments in money market funds and are classified as available for sale. Accordingly, short-term investments are carried at market value, which approximates cost. These money market funds primarily hold investments in U.S. Government securities in the name of the fund.

     The cost  of   investments   sold  is   determined   using  the   specific
         identification method.

      Securities transactions:

      As a securities broker/dealer, Old Stone is engaged in buying and selling securities for a diverse group of institutional and individual investors. Old Stone introduces transactions for clearance to another broker/dealer on a fully disclosed basis.

     Customers' securities transactions are recorded on a settlement date basis with related commission income and expenses recorded on a trade date basis. Securities transactions entered into for the account and risk of Old Stone are recorded on a trade date basis.

     Loans and reserve for loan losses:

     Investments in loans are stated at amortized cost, less an allowance for amounts deemed uncollectible by management. Substantially all such investments in loans are being serviced by Old Stone Federal or its successor-in-interest and were purchases of participating interests in loans or groups thereof in prior years. The loans bear interest at 8.25% and are collateralized by real estate or tangible property.

     The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

     All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.


                              OLD STONE CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


1. Description of business, basis of presentation and summary of significant accounting policies (continued):

     Loans and reserve for loan losses (continued):

     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     Premises and equipment and depreciation:

     Premises and  equipment,  included  in other  assets,  are  stated at cost.
          Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the assets.

      Income taxes:

     The Company has filed consolidated federal income tax returns, including all of its subsidiaries, for 1998 and prior years and is expected to continue to do so for 1999.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


1. Description of business, basis of presentation and summary of significant accounting policies (continued):

     Income taxes (continued):

     The Company accounts for certain income and expenses for financial reporting purposes in different periods than for income tax reporting purposes, principally with respect to the continuing losses incurred by the Company and its sole active surviving subsidiary.

     The change in the deferred tax assets and liabilities resulting from these and other temporary differences are recognized currently in the provision for income taxes.

     Loss per common share:

     Loss per common share is computed by dividing net loss, increased by required dividends on preferred stock and the accretion of the discount on the preferred stock, by the weighted average number of shares of common stock outstanding during each period presented.

     Reclassifications:

     Certain amounts in the 1998 and 1997 financial statements have been reclassified to conform with the current year presentation.

     2.   Loss per share:

     The calculation of loss per share is as follows (dollars in thousands, except for per share amounts):


                                                                          1999                  1998                 1997
                                                                    ------------------    -----------------    ------------------

       Net loss                                                     $            (1)      $          (113)     $          (213)


       Net loss applicable to common stock                          $        (2,709)      $        (2,821)     $        (2,921)
                                                                    ==================    =================    ==================

                                                                    ==================    =================    ==================

       Loss per share                                               $          (.33)      $          (.34)     $          (.35)
                                                                    ==================    =================    ==================

The Company's common stock ceased trading on national exchanges immediately after the Bank was placed in receivership by the OTS.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



3.    Other assets and liabilities:

      The following comprise other assets (dollars in thousands):

                                                                                                    December 31,
                                                                                   -------------------------------------
                                                                                          1999                 1998
                                                                                   ----------------     ----------------

       Restricted cash                                                                  $ 248                $ 252
       Premises and  equipment,  less  accumulated  depreciation of
       $24 and $21 in 1999 and 1998, respectively
       Customer and other receivables and prepaids                                         43                   20
                                                                                   ----------------     ----------------

       Total                                                                            $ 292                $ 276
                                                                                   ================     ================


      Restricted cash represents funds held by the Company to be paid to holders of the Company's called Series A and C preferred stock. During 1998, the Company became aware of and received from a former stock transfer agent of the Company $222,000 owed to holders of the Company's called Series C preferred stock. The Company is currently in the process of evaluating its responsibility with respect to these funds.

      The following comprise other liabilities (dollars in thousands):

                                                                                               December 31,
                                                                                   -------------------------------------
                                                                                         1999                 1998
                                                                                   ---------------     -----------------

       Due Old Stone Federal (Note 6)                                                  $  478               $  478
       Accrued state income taxes                                                         607                  607
       Accounts payable and accrued expenses                                               80                    7
       Amounts due to holders of called Series A and C preferred stock
                                                                                          248                  252
                                                                                   ----------------     ----------------

       Total                                                                           $1,413              $ 1,344

4.   Income taxes:

     The Company is the parent company of an affiliated group of corporations that file consolidated income tax returns. For the years ended December 31, 1999, 1998 and 1997, the tax calculations do not include the operations of the Bank, as they relate to discontinued operations that are not presented in 1999, 1998 and 1997.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



4.   Income taxes (continued):

     The components of income tax expense for each of the years ended December
          31 are as follows (dollars in thousands):

                                                                          1999                 1998                 1997
                                                                    -----------------    -----------------    ------------------

       Current tax expense                                          $     - 0 -          $      - 0 -         $     - 0 -

       Deferred tax benefit                                               - 0 -                 (38)                (72)

       Benefit of net operating loss not recognized,                                                          ------------------
          deferred                                                        - 0 -                  38                  72
                                                                    -----------------    -----------------    ------------------

       Total                                                        $     - 0 -          $      - 0 -         $     - 0 -
                                                                    =================    =================    ==================


      The differences between income tax expense and the amount computed by applying the statutory federal income tax rate to loss from operations are as follows (dollars in thousands):

                                                                          1999                 1998                 1997
                                                                    -----------------    -----------------    ------------------

       Loss from operations before income taxes                     $      (1)           $     (113)          $    (213)
                                                                    =================    =================    ==================

       Tax benefit at statutory rate                                $     - 0 -          $      (38)          $     (72)
       Increase in taxes resulting from benefit of net
         operating loss not recognized                                    - 0 -          ----------------     ------------------
                                                                                                 38                  72
                                                                    -----------------    ----------------     ------------------

       Income tax expense                                           $     - 0 -          $      - 0 -         $      - 0 -
                                                                    =================    =================    ==================

      Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



4.    Income taxes (continued):

      At December 31, 1999, the Company has net operating loss carryforwards available for tax reporting purposes amounting to approximately $1,158,000. These net operating loss carryforwards expire in various years through 2013.

      Since the future use of these net operating loss carryforwards for tax reporting purposes is uncertain, a valuation allowance for the entire amount of deferred tax assets resulting from same has been provided as of December 31, 1999 and 1998.

     Income taxes paid in 1999, 1998 and 1997 totalled approximately $7,000 in each year.

5.   Redeemable preferred stock:

     The Cumulative Voting Convertible Series B stock ($20.00 stated value) is convertible into common stock, at the option of the holder, until February 20, 2001. Thereafter, the holders of the Series B stock will have no further conversion rights. The basis of exchange is determined by dividing the per share book value of the common stock, as defined in the authorizing stock resolution, by the $20.00 per share stated value of the Series B stock, with a minimum exchange rate of one share of Series B stock for two-thirds share of common stock. Each share is entitled to one-half vote on all matters upon which common shares are voted.

     The Company may redeem the Series B stock on any dividend date after February 20, 1991, beginning with the dividend payable on March 15, 1991, for redemption prices which decline from $21.60 in the first year of the redemption period until February 20, 2001, when the redemption price becomes $20.00 per share for all ensuing years.

     Additionally,  beginning  on  February  20,  2002  and on  each  succeeding
          February 20 thereafter, the Company is required to redeem 10 percent of the Series B stock at $20.00 per share.

     On October 6, 1991, the annual dividend of $2.40 per share was suspended.
          As of December 31, 1999, cumulative preferred dividends of $20,728,897 ($19.80 per share) have not been declared or paid.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


6.    Employee benefits:

      Prior to the action by the OTS as discussed in Note 1, the Company and its subsidiaries, along with other subsidiaries of the Bank, participated in a noncontributory defined benefit pension plan and an employee stock ownership plan ("ESOP") sponsored by the Company, which covered substantially all full-time employees. The benefits under the pension plan were based primarily on years of service and employee compensation. The ESOP, which was a defined contribution plan, was established as an offset to the pension plan to provide possible additional future retirement benefits for the participants in conjunction with the defined benefit pension plan.

      Credit for service  subsequent  to January  29, 1993 is no longer  awarded under either of the plans. Under the terms of the sale of certain assets and liabilities of Old Stone Federal by the RTC in 1994, the purchaser has accepted responsibility for administration of and payment of benefit obligations under the defined benefit pension plan. The FDIC, as successor-in-interest to the RTC, terminated the ESOP and, during 1999, the FDIC distributed shares of the Company's common stock that were held by the ESOP to ESOP participants as part of that process. The transfer of responsibility for the defined benefit pension plan and the termination of the ESOP are not expected to have any effect on the Company.

      At December 31, 1999 and 1998, amounts due Old Stone Federal or its successor-in-interest (see Note 3) consist of prior years pension contribution allocations of approximately $478,000.

7.    Other commitments and contingencies:

      On September 16, 1992, the Company and the Bank ("Plaintiffs")  instituted a suit against the United States ("Defendant") in the U.S. Court of Federal Claims. In connection with certain government-assisted acquisitions by Plaintiffs in the 1980's, the Defendant (through its various agencies) agreed to provide Plaintiffs with certain valuable capital credits and supervisory goodwill and authorized Plaintiffs to treat those credits and supervisory goodwill as regulatory capital on the Bank's financial statements.

      Following the passage of the Financial Institutions Reform, Recovery, and Enforcement Act in August 1989, the OTS required the Bank to discontinue treating these capital credits and supervisory goodwill as part of regulatory capital and caused the Bank to immediately write off approximately $80,000,000 of such capital credits and supervisory goodwill. In this suit Plaintiffs allege breach of contract by the United States, resulting in substantial injury to Plaintiffs, effecting a taking of Plaintiffs' property without just compensation, and unjustly enriching the Defendant at the expense of Plaintiffs. Plaintiffs seek compensation for the damages caused by the breach, just compensation for the property taken, and disgorgement of the amounts by which the Defendant has been unjustly enriched.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



7.    Other commitments and contingencies (continued):

      The Defendant has filed a counterclaim against the Company for alleged breach of its net worth maintenance agreement. The Company has filed an answer denying such counterclaim. Following the Bank closing, the Bank's claims and the claims of the Company were split into two separate actions. The Company's claims are separate and distinct from the claims of the Bank. An agency of the Defendant serves as receiver for the Bank and is maintaining the Bank's claims against the Defendant in a separate action. There are several such cases pending before the U.S. Court of Federal Claims. The Company's case is dependent upon the outcome of other cases of unrelated parties which are being litigated on damages.

      In February 1998, the Company filed a motion for summary judgment, which is currently pending before the Court. Discovery proceedings have been completed as of August 1999. No prediction as to the timing or the outcome of this case can be made at this time.

      During 1998, the Board of Directors of the Company adopted a Resolution establishing a Litigation Management Committee (the Committee) to effectively pursue the Company's claims against the Defendant. Four members of the Board were appointed to this committee.

      The Committee was established in order to manage the Company's litigation, including working with the Company's outside attorneys, responding to discovery requests, providing documentary evidence and testimony, and handling all day-to-day aspects of the case, subject to the ultimate authority of the Board to approve any major strategic decision in the case, including settlement, appeal or withdrawal of the suit.

      In consideration for their efforts in serving on the Committee, the members collectively will be entitled to receive compensation of between $800,000 and $2,200,000, contingent upon the Company's receiving a judgment or settlement in the litigation (the Recovery) in excess of certain dollar thresholds.

      The Company and a law firm (the Firm) have entered into a retainer agreement dated October 17, 1997, (the Retainer Agreement) whereby the Firm is entitled to receive the following compensation based on the dollar amount of the Recovery by the Company or through the FDIC, as receiver for the Bank, in the suit against the Defendant:

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



7.   Other commitments and contingencies (continued):

     Litigated judgment with a Recovery in any amount or a settlement with a Recovery in excess of a dollar threshold specified within the Retainer Agreement (the Specified Dollar Threshold):

          o The Company shall pay the Firm an incentive fee at a rate of 10% to 25% based on various dollar threshold levels relating to the Recovery as stipulated in the Retainer Agreement.

          o In addition, if the Recovery is less than twice the Specified Dollar Threshold, fees for services rendered by the Firm shall be paid to the Firm at a rate of one-third of the fees up to the full fees, capped at $1,500,000, based on various dollar threshold levels relating to the Recovery as stipulated in the Retainer Agreement or if the Recovery is more than twice the Specified Dollar Threshold, fees for services rendered by the Firm shall be paid to the Firm without regard to any cap on such fees.

     Settlement of suit with the Recovery being equal to or less than the Specified Dollar Threshold:

         o The Company shall pay the Firm at a rate of 10% to 20% based on various dollar threshold levels relating to the Recovery as stipulated in the Retainer Agreement.

         o The Company shall pay the Firm actual fees for services rendered by the Firm. Such fees shall be capped at $1,500,000.

     Other:

          o In addition, the Company shall pay the Firm 50% of any attorney fees awarded the Company relating to its suit against the Defendant.

     In consideration for agreements made by the Firm in the Retainer Agreement, the Firm received an (outright) assignment of its percentage interest in the Company's right, title and interest in any judgment, settlement or consensual arrangement from the suit. Furthermore, as security for all amounts due to the Firm under the Retainer Agreement, the Company granted the Firm a first priority security interest in and to the litigation with the Defendant and any proceeds derived from a judgment, settlement or other consensual resolution of the litigation.

     The Company has an oral agreement with another law firm to pay for legal services relating to the suit against the United States on a contingency basis that will be determined by the Recovery in the suit against the United States. It is the intent of the Company and the law firm to formalize their oral understanding in writing. As of December 31, 1999, unbilled legal fees for services rendered by this firm totalled approximately $72,000.

                              OLD STONE CORPORATION

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



8.   Fair value of financial instruments:

     The fair values of cash, receivables and payables approximate the carrying amounts of such instruments due to their short maturities.

     All of the Company's financial instruments are held for nontrading purposes.

                          Independent Auditors' Consent


     We consent to the inclusion of our Consolidated Financial Statements for the Years ended December 31, 1999, 1998 and 1997 in this Annual Report on Form 10-K of Old Stone Corporation for the year ended December 31, 1999.


/s/ Lefkowitz, Garfinkel, Champi & DeRienzo P.C.
------------------------------------------------
Lefkowitz, Garfinkel, Champi & DeRienzo P.C.